Exhibit 10.1

Execution Version

AMENDMENT TO EQUITY PURCHASE AGREEMENT

This Amendment to EQUITY PURCHASE AGREEMENT (this “Amendment”), dated as of December 22, 2023, is made by and between 22nd Century Group, Inc., a Nevada corporation (“22nd Century”), ESI Holdings, LLC, a Nevada limited liability company (“ESI,” and together with 22nd Century, the “Seller”), and Specialty Acquisition Corporation, a Nevada corporation (the “Buyer”). 22nd Century, ESI and Buyer shall be referred to herein from time to time collectively as the “Parties.” Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Purchase Agreement (as defined below).

WITNESSETH:

WHEREAS, the Parties previously entered into that certain Equity Purchase Agreement, dated as of November 20, 2023, (the “Purchase Agreement”); and

WHEREAS, the Parties desire to amend the Purchase Agreement in certain respects as described in this Amendment.

NOW, THEREFORE, in consideration of the covenants and promises set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.            Amendment to the Purchase Agreement.

(a)            The introductory paragraph of Section 1.02 of the Purchase Agreement is hereby amended and restated in its entirety as follows:

“Purchase Price. The aggregate purchase price for the Purchased Interests shall be Three Million One Hundred Thousand Dollars ($3,100,000), plus the amounts of certain pre-closing expenses, as contemplated in this Agreement, as may be adjusted by Section 1.03 (the “Purchase Price”). The Purchase Price shall be paid by Buyer to Seller as follows:”

(b)            Section 1.02(b) of the Purchase Agreement is hereby amended and restated in its entirety as follows:

“(b) Buyer shall deliver to Seller Six Hundred Thousand Dollars ($600,000) in cash (the “Closing Date Cash Payment”) at Closing by wire transfer of immediately available funds in accordance with the wire transfer instructions delivered by Seller to Buyer prior to the Closing.”

(c)            Section 1.02(c) of the Purchase Agreement is hereby amended and restated in its entirety as follows:

“(c) As partial payment of the Purchase Price for the Purchased Interests, Buyer agrees to pay to Seller an amount equal to Two Million Dollars ($2,000,000) on the terms set forth in the secured promissory note, substantially in the form attached hereto as Exhibit A (the “Note”); provided that, in recognition and payment of certain existing amounts owed by Seller to JGB Collateral, LLC (“Agent”), Seller hereby instructs and directs Buyer to directly issue and deliver the Note to Agent. Notwithstanding the foregoing or anything herein to the contrary, the Parties acknowledge and agree that, for all applicable tax purposes, the Note shall constitute additional Purchase Price paid by Buyer to Seller for the Purchased Interests.”

(d)            Section 1.03(c) of the Purchase Agreement is hereby amended and restated in its entirety as follows:

“(c) “Buyer’s Settlement Share” [**] ”

(e)            Section 1.03(d) of the Purchase Agreement is hereby amended and restated in its entirety as follows:

“(d) Upon the later of [**], the parties shall determine the “Post-Closing Adjustment”, which shall be an amount equal to (i) Buyer’s Settlement Share, less, (ii) (A) if the Insurance Proceeds are less than Five Million Dollars ($5,000,000), zero, or (B) if the insurance proceeds are more than $5,000,000, the lesser of (x) the amount by which the Insurance Proceeds exceed $5,000,000, or (y) $1,000,000. If the Post-Closing Adjustment is a positive number, Buyer shall pay to Seller an amount equal to the Post-Closing Adjustment. Any payments of the Post-Closing Adjustment shall be made in three equal monthly installments commencing on the first business day of the month following the month in which the Post-Closing Adjustment is finally determined.”

(f)            Section 1.03(e) of the Purchase Agreement is hereby amended and restated in its entirety as follows:

“(e) [**]”

(g)            Section 1.04 of the Purchase Agreement is hereby amended and restated in its entirety as follows:

“Section 1.04      Pre-Closing Expenses. Seller shall fund the costs and expenses of the GVB Companies incurred from November 7, 2023 through November 30, 2023 (which, together with the expenses of ESI, PTB Investment Holdings, LLC and Bridgeway Distribution, LLC during such period (the “Expense Period”), the “Pre-Closing Expenses”) up to One Million Two Hundred Fifty Thousand Dollars ($1,250,000) (the “Expense Cap”). Seller shall have no obligation to fund any Pre-Closing Expenses above the Expense Cap. If the parties agree, in writing, to exceed the Expense Cap during the Expense Period, Buyer shall pay to Seller the amount by which the Pre-Closing Expenses exceed the Expense Cap within five (5) business days following Closing. Any payments made pursuant to this Section 1.04 shall be treated as an adjustment to the Purchase Price by the parties for tax purposes to the maximum extent permitted by applicable law.”

(h)            Section 1.06(b) of the Purchase Agreement is hereby amended and restated in its entirety as follows:

“(b) Buyer's Deliveries. At the Closing, Buyer shall deliver or cause to be delivered the following:

(i)            To Agent on behalf of, and at the instruction and direction of, Seller, the Deposit, by wire transfer of immediately available funds to such bank account or other accounts as have been designated in writing by Seller;

(ii)            To Agent on behalf of, and at the instruction and direction of, Seller, the Closing Date Cash Payment by wire transfer of immediately available funds to such bank account or other accounts as have been designated in writing by Seller;

(iii)            To Agent on behalf of, and at the instruction and direction of, Seller, the Note duly executed by Buyer, together with any security documents required thereunder; and

(iv)            Such other documents, instruments or certificates as shall be reasonably requested by Seller and its counsel.”

(i)            Exhibit A of the Purchase Agreement is hereby deleted in its entirety and replaced with the Exhibit A attached hereto.

(j)            Section 5.01 is hereby amended and restated in its entirety as follows:

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“Section 5.01      Conduct of Business Prior to the Closing. From the date hereof until the Closing, except as otherwise provided in this Agreement or consented to in writing by Buyer (which consent shall not be unreasonably withheld or delayed), Seller shall, and shall cause the GVB Companies to, (x) except as set forth in Section 1.04, conduct the business of the GVB Companies in the ordinary course of business consistent with past practice; (y) use reasonable best efforts to maintain and preserve intact the current organization, business and franchise of the GVB Companies and to preserve the rights, franchises, goodwill and relationships of its employees, customers, lenders, suppliers, regulators and others having business relationships with the GVB Companies; and (z) not make, change or revoke any material tax election, change any annual accounting period, adopt or change any accounting method, amended any tax return, enter into any closing agreement, settled any tax claim or assessment relating to any of the GVB Companies, surrender any right to claim a refund of taxes, or consent to any extension or waiver of the limitation period applicable to any tax claim or assessment relating to any of the GVB Companies.”

(k)            Section 5.06 of the Purchase Agreement is hereby amended to add new subparagraph (a).

“(a) Notwithstanding the foregoing, Seller hereby assigns the Employment Agreements, in each case dated May 13, 2022, and Retention Agreements, in each case dated August 30, 2023, between 22nd Century and each of Jack Feldman, William (Drew) Spiegel and Phillip Swindells to the Buyer, and Buyer hereby accepts such assignment and agrees to be bound by the terms and conditions of each Employment Agreement and each Retention Agreement. For the avoidance of doubt, at the Closing, 22nd Century will cease to have any rights or obligations under each Employment Agreement and Retention Agreement.”

(l)            Section 9.09 of the Purchase Agreement is hereby amended and restated in its entirety as follows:

“Section 9.09      No Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement; provided, however, the provisions of Section 1.02(c) shall confer upon Agent rights and interests to the Note as provided therein. For the avoidance of doubt, other than Section 1.02(c), nothing herein, express or implied, shall confer upon Agent any additional legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.”

2.            Effect of Amendment. Except as set forth herein, all other terms and provisions of the Purchase Agreement remain unchanged and in full force and effect. On and after the date hereof, each reference in the Purchase Agreement to “this Agreement”, “hereunder”, “hereof” or words of like import shall mean and be a reference to the Purchase Agreement as amended or otherwise modified by this Amendment. For the avoidance of doubt, references to the phrases “the date of this Agreement” or “the date hereof”, wherever used in the Purchase Agreement, as amended by this Amendment, shall mean November 20, 2023.

3.            Construction. This Amendment shall be governed by all provisions of the Purchase Agreement unless context requires otherwise, including all provisions concerning construction, enforcement and governing law.

4.            Entire Agreement. This Amendment together with the Purchase Agreement and the other agreements referenced herein constitute the entire agreement and understanding of the Parties in respect of the subject matter hereof and supersede all prior understandings, agreements, or representations by or among the Parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby. In the event of a conflict between the terms of the Purchase Agreement, on the one hand, and this Amendment, on the other hand, the terms of this Amendment shall prevail.

5.            Counterparts. This Amendment may be executed in counterparts, all of which shall be considered one and the same document and shall become effective when such counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart. Delivery by electronic transmission to counsel for the other Parties of a counterpart executed by a Party shall be deemed to meet the requirements of the previous sentence. The exchange of a fully executed Amendment in counterparts or otherwise) in pdf, DocuSign or similar format and transmitted by facsimile or email shall be sufficient to bind the Parties to the terms and conditions of this Amendment.

[Signature page follows]

IN WITNESS WHEREOF, each of the Parties have caused this Amendment to be executed as of the date first written above.

Buyer:

Specialty acquisition corporation a Nevada corporation

By:	/s/ William Spiegel
Name: William Spiegel
Title: CEO

Seller:

22nd Century Group, Inc.
a Nevada corporation

By:	/s/ Lawrence Firestone
Name: Lawrence Firestone
Title: Chief Executive Officer

ESI HOLDINGS, LLC
a Nevada limited liability company

By:	/s/ Lawrence Firestone
Name: Lawrence Firestone
Title: Manager